UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Mistras Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

September 12, 2013

Dear Mistras Shareholder:

I am pleased to invite you to attend the 2013 annual shareholders meeting of Mistras Group, Inc. The meeting will be held at our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey on Tuesday, October 15, 2013 at 5:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of seven directors to our Board of Directors;

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014;

•	the approval of the Mistras Group 2009 Long-Term Incentive Plan;

•	an advisory vote on our executive compensation; and

•	any other business which properly comes before the meeting.

Our 2013 Annual Report to Shareholders, which is enclosed with the accompanying Notice of Annual Meeting and Proxy Statement, contains detailed information about Mistras, including our audited financial statements for the fiscal year ended May 31, 2013.

Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible. Information about how to vote is including in the accompanying proxy statement, proxy card or in the voting instructions you will receive from your bank or broker. It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D. Chairman of the Board, Chief Executive Officer and President

Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 12, 2013

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Tuesday, October 15, 2013 at 5:00 p.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Tuesday, October 15, 2013

Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550

Items of Business:

•    Election of seven directors, constituting the entire Board of Directors

•    Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2014

•    Approval of the Mistras Group 2009 Long-Term Incentive Plan

•    An advisory vote on the Company’s executive compensation

•    Such other matters as may properly come before the meeting or at any adjournment or postponement thereof

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on August 23, 2013 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please sign, date and return your proxy card or submit your proxy and/or voting instructions as described in the accompanying proxy statement or on the proxy card promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

MICHAEL C. KEEFE Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

This Proxy Statement and Mistras Group, Inc.’s 2013 Annual Report are available electronically on the Internet at www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2013 annual meeting of shareholders (“2013 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2013 Annual Meeting, which will take place on October 15, 2013, beginning at 5:00 p.m., Eastern Time, at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the back cover of this proxy statement for directions. Shareholders will be admitted to the 2013 Annual Meeting beginning at 4:45 p.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG” and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting, this Proxy Statement and the proxy card or voting instructions are first being distributed to shareholders on or about September 12, 2013 concurrently with the distribution of the Company’s 2013 Annual Report to Shareholders. In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder of record (that is, shareholders who hold their shares in their own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs. If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2013 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Voting Recommendation of the Board. The Board recommends that shareholders vote:

•	FOR each of the seven nominees of the Board of Directors (Item 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014 (Item 2);

•	FOR the approval of the Mistras Group 2009 Long-Term Incentive Plan (Item 3); and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 4).

Shareholders Entitled to Vote, Quorum and Votes Needed. Shareholders of record of our common stock at the close of business on August 23, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 28,364,836 shares outstanding.

For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the seven nominees receiving the most “FOR” votes will be elected to the Board. Accordingly, under Delaware corporate law and our bylaws, only votes “FOR” will affect the outcome of the vote. However, as set forth in the Director

Resignation Policy described on Page 6, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the Board. Item 2, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares present or represented and entitled to vote on this matter at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Item 3, Approval of the Mistras Group 2009 Long-Term Incentive Plan and Item 4, Advisory Vote on Executive Compensation, also require the affirmative vote of a majority of the shares present or represented and entitled to vote on these matters at the meeting. Abstentions from voting on Items 3 and 4 and broker non-votes will have the practical effect of a vote against these proposals because an abstention or broker non-vote results in one less vote for the proposals.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors, on Item 3 for approval of the 2009 Long-Term Incentive Plan or Item 4 regarding executive compensation in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote. Shares held in your name as the shareholder of record may be voted by you in person at the 2013 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2013 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2013 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this proxy statement in the accompanying postage-paid envelope provided. You also have the option of voting your shares over the Internet or by telephone. Voting over the Internet or telephone authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

If any matters are properly presented for consideration at the 2013 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2013 Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2013 Annual Meeting.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the election of directors, Item 1, or on Items 3 or 4, you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on approval of the Mistras Group 2009 Long-Term Incentive Plan or on the advisory vote regarding executive compensation, no votes will be cast on your behalf on any of the items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2).

If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2, 3 and 4. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as inspector of election at the meeting.

Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission, or the SEC, soon after the meeting, which will be available on our website.

Electronic Access to Proxy Materials and Annual Report. This Proxy Statement and our 2013 Annual Report to Shareholders are available electronically on the Internet at www.proxyvote.com. You may also access these documents on our Web site at http://investors.mistrasgroup.com/financials.cfm.

CORPORATE GOVERNANCE

Overview

Our Board is committed to adopting and maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continually reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

•	Audit Committee Charter

•	By-Laws

•	Certificate of Incorporation

•	Corporate Governance Committee Charter

•	Code of Conduct

•	Code of Ethics for Executive Officers, Senior Financial Officers and Managers

•	Compensation Committee Charter

•	Complaint Procedures for Accounting and Auditing Matters

•	Corporate Governance Guidelines

•	Director Nominating Process and Policy

•	Director Qualification Criteria

•	Director Resignation Policy

•	Securityholder Communication Policy

•	Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board of Directors currently consists of seven members: Daniel M. Dickinson, James J. Forese, Richard H. Glanton, Michael J. Lange, Ellen T. Ruff, Manuel N. Stamatakis and Sotirios J. Vahaviolos.

In July 2013, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Ruff and Messrs. Dickinson, Forese, Glanton and Stamatakis, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Daniel M. Dickinson		Chair	Member
James J. Forese	Chair
Richard H. Glanton		Member	Member
Ellen T. Ruff	Member
Manuel N. Stamatakis	Member	Member	Chair

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.

Compensation Committee

The compensation committee is responsible for, among other things:

•

reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including specific goals, targets and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement; and

•	the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee;

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the Board;

•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

•	overseeing the evaluation of our Board and management;

•	reviewing succession planning;

•	recommending members for each Board committee to our Board; and

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company’s founder and 44% shareholder, Dr. Vahaviolos, serving in that dual role. The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, was the founder who built the Company from the beginning. Dr. Vahaviolos has led us successfully through numerous economic cycles and we have experienced excellent growth in revenue and profitability over many years. Dr. Vahaviolos’ combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees, customers and other constituents. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors take into account Dr. Vahaviolos’ 44% ownership interest in the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for us.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis currently serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers, Senior Financial Officers and Managers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, principal accounting officer, controller, persons performing similar functions, and other senior finance and accounting managers. This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting confidential information, intellectual property and other valuable company assets, avoiding conflicts of interest, following employment policies and practices and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2014 in order to receive adequate consideration for the 2014 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Director Resignation Policy

The Board adopted a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;

•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or

•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Other Key Governance Matters

Executive Sessions. The Audit Committee met four times, the Corporate Governance Committee met twice and the Compensation Committee met once during fiscal year 2013 in executive session without the Chairman and CEO or any other members of management present. The independent directors met four times during fiscal year 2013, in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 44% ownership, his history as our founder and his stature in and knowledge of the asset integrity management and non-destructive testing, or NDT, industry. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Board Meetings. During 2013, the Board held four meetings, the Audit Committee had six meetings, and the Compensation Committee and Corporate Governance Committee each had four meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance. The Company expects all directors to attend the annual meeting of shareholders. With the exception of Ms. Ruff, all of our directors elected at our 2012 annual shareholders meeting attended the meeting.

Communication with the Board. Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

DIRECT OR COMPENSATION

For fiscal 2013, the annual director fee was set at $40,000 and the annual equity grant was 2,500 shares of our common stock. The committee chairperson fees were $10,000 for the audit committee and $7,500 for compensation committee. The director fees and committee chair fees are paid quarterly in cash, but directors can elect to receive these fees in shares of our common stock.

The following is the compensation of our non-employee directors in fiscal 2013.

	Cash	Stock (1)	Total
Daniel Dickinson	$47,500	$54,450	$101,950
James Forese	$50,000	$54,450	$104,450
Richard Glanton	$40,000	$54,450	$94,450
Ellen Ruff	$40,000	$54,450	$94,450
Manuel Stamatakis	—	$102,207	$102,207

(1)	Stock awards are valued based upon the fair market value at the time of the grant in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three day period ending on the grant date, which is the reason for the difference between the award values above and the intended market value, using the three day average.

For fiscal 2014, the directors will receive annual retainers of $40,000 and equity awards of $75,000 worth of shares of our common stock. Fees for committee chairpersons will remain at $10,000 for Audit Committee and $7,500 for the Compensation and Corporate Governance Committees. As discussed in the Compensation discussion and Analysis below, the Compensation Committee retained Pay Governance LLC to review various aspects of our executive compensation programs for 2013 and 2014. In conjunction with that review, Pay Governance also benchmarked our non-employee director compensation against a peer group, which is discussed further in the Compensation discussion and Analysis, and a broad general industrial comparable group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, Messrs. Dickinson, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTION

Policy and Procedure for Approval of Related Person Transactions

We have a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include out directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance Corporate Governance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

The following are transactions with related persons requiring approval under our policy. We entered into most of these transactions prior to our initial public offering, or IPO, in October 2009. Since our IPO, the Corporate Governance Committee has reviewed all of these transactions and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters, located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman, CEO and President. The lease currently provides for monthly payments of approximately $70,000 (which increases annually to a maximum of approximately $72,000) and terminates on October 31, 2014.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $20,000 and terminates January 12, 2016.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2013, Dr. Vahaviolos’ daughter received approximately $115,000 in total compensation and benefits. At the landlord’s request, Dr. Vahaviolos’ daughter personally guaranteed payments on a four year lease at approximately $7,000 per month for office space for our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our IPO, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos, whereby we granted Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2013, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2013 (September 29, 2013), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of July 31, 2013, we had 28,211,006 shares of common stock outstanding.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. The address for the directors and executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Officers
Sotirios J. Vahaviolos (1)	13,411,043	44.3%
Daniel M. Dickinson	8,262	*
James J. Forese	54,262	*
Richard H. Glanton	4,610	*
Michael J. Lange (1)	518,699	1.8%
Ellen T. Ruff	4,658	*
Manuel N. Stamatakis	18,601	*
Francis T. Joyce (1)	43,323	*
Dennis Bertolotti (1)	87,238	*
Michael C. Keefe (1)	26,002	*
Directors and Executive Officers as a Group (1)	14,469,524	47.2%
Other 5% Holders
Baron Capital Group, Inc. and related persons (2)	2,109,250	7.5%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1) Includes options to purchase common stock exercisable as of July 31, 2013 or within 60 days thereafter and all unvested restricted stock units (“RSUs”) for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	1,950,000	82,470	2,032,470
Michael J. Lange	139,358	30,465	169,823
Francis T. Joyce	26,250	15,520	41,770
Dennis Bertolotti	26,000	21,452	47,452
Michael C. Keefe	6,563	17,051	23,614
Directors and Officers as a Group	2,234,977	196,789	2,431,765

(2) Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2012. Baron Capital Group, Inc. and Ronald Baron have reported shared voting power with respect to 1,859,250 shares and shared dispositive power with respect to all of the shares of common stock. BAMCO, Inc. has reported shared voting power with respect to 1,850,000 shares of common stock and shared dispositive power with respect to 2,100,000 shares of common stock. Baron Small Cap Fund has reported shared voting and dispositive power with respect to 1,250,000 shares of common stock. Baron Capital Management, Inc. has reported shared voting and dispositive power with respect to 9,250 shares of common stock. The address of each of the reporting persons in this group is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the past three years (excluding shares a director has elected to take in lieu of cash fees). Our CEO is required to hold five times his annual base salary and all other executive officers are required to hold at least two times their annual base salary. Our current executive officers have until January 2017 to meet these guidelines, and future executive officers will have five years from appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2013, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Lange was late filing two reports on Form 4, each involving one transaction.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:	ELECTION OF DIRECTORS

All seven members of our Board of Directors are standing for election for a one-year term expiring at the 2014 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. In addition, a majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Dickinson, Forese, Lange and Stamatakis and Dr. Vahaviolos have been on our Board for over eight years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision making of the Board.

We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

Daniel M. Dickinson

Director since 2003, age 52

Mr. Dickinson is currently a Managing Partner of HCI Equity Partners, a private investment firm located in Washington, DC, where he has been employed since 2001. Prior to joining HCI Equity Partners in 2001, Mr. Dickinson was Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson serves as a director and a member of the audit committee of Caterpillar, Inc. as well as a director of several private companies. Mr. Dickinson received a J.D. and M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering and Materials Science from Duke University.

The Board believes that Mr. Dickinson’s experience in mergers and acquisitions, private equity business and role as an investment banker provides important insight for the Company’s growth strategy, which includes acquisitions. His significant financial expertise and experience, both in the U.S. and internationally, contributes to the Board’s understanding and ability to analyze complex issues, particularly as the Company looks to expand its international business. His experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

James J. Forese

Director since 2005, age 77

Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in July 2003. Prior to joining HCI Equity Partners, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese is a director and chairman of the audit committee of Progressive Waste Solutions, and non-executive chairman since January 2010, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the Board of Directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’ experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens some of the Board’s and Audit Committee’s key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since 2009, age 66

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to the elected officials. From May 2003 to May 2007, Mr. Glanton served as the Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc. where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. degree in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003, age 53

Mr. Lange is Group Executive Vice President, Services for the Company, overseeing our entire Services division. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000. Mr. Lange is a well-recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for over 20 years. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics.

The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Ellen T. Ruff

Director since 2011, age 64

Ms. Ruff is currently a partner in the law firm McGuire Woods, LLP, where she focuses on state and Federal regulation for the firm’s energy clients, having joined the firm in July 2011. Previously, Ms. Ruff had a 32 year career with the Duke Energy organization, one of the largest electric power companies in the United States focused on electric power and gas distribution operations, and other energy services in the Americas. Ms. Ruff served as President of Nuclear Development at Duke Energy from December 2008 until her retirement in December 2010. Prior to that position at Duke Energy, Ms. Ruff served as President of Duke Energy Carolinas, an electric utility providing electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy in 1978 and prior to these last two offices, held various positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; Group Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs. Ms. Ruff currently serves on the Board of Directors of Aqua America, Inc., having been first elected to its board in 2006, and is a member of its Executive Compensation Committee. Ms. Ruff has a B.A. in Business from Simmons College and a J.D. from the University of North Carolina Chapel Hill.

The Board believes Ms. Ruff’s extensive knowledge and experience in the power industry will provide the Board with unique insight to that industry, in which the Company has many customers and is seeking to increase its presence. Furthermore, Ms. Ruff’s significant legal and general business experience, successful leadership, demonstrated by serving in roles such as General Counsel and President of large organizations, and her experience as a director of another public company, are important qualifications, skills and experience that benefit the Board.

Manuel N. Stamatakis

Director since 2002, age 65

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania. Mr. Stamatakis is also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Greater Philadelphia Tourism Marketing Corporation, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge, and experience, particularly the experience and knowledge gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO and of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978, age 67

Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from the Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 44% ownership interest in the Company, position him well to serve as our Chairman.

Vote Required and Recommendation of the Board. The seven nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year 2014. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in ours and our shareholders best interests.

A representative of KPMG is expected to attend the 2013 Annual Meeting and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.

On January 24, 2013 we dismissed PricewaterhouseCoopers LLC (“PwC”) as our independent registered accounting firm and appointed KPMG. The Audit Committee approved the decision to change our independent registered public accounting firm.

The audit reports of PwC on the consolidated financial statements of the Company as of and for the fiscal years ended May 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In addition, the audit reports of PwC on the effectiveness of internal control over financial reporting as of May 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period through January 24, 2013, the Company had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the consolidated financial statements of the Company for each of the two years.

No “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period through January 24, 2013.

We provided PwC with a copy of our Report on Form 8-K announcing our dismissal of PwC, which included the assertions in the prior three paragraphs, prior to its filing with the SEC. We also requested that PwC furnish us with a letter addressed to the SEC stating whether it agreed with our statements in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree. A copy of that letter dated January 30, 2013 was filed as an exhibit to that Form 8-K.

During the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period preceding the appointment of KPMG, neither we nor anyone on our behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on financial statements; and as such, neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv) and the related instructions to this Item) or a “reportable event” (as defined in Regulation S-K, Item 304(a)(1)(v)).

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the votes cast for this matter. The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors, KPMG and the Company’s prior independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). These meetings also included private sessions with the internal auditors, KPMG, PwC, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2013 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditor and KPMG. The Audit Committee also discussed with the Company’s internal auditor and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in its Rule 3200T. In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013 for filing with the Securities and Exchange Commission.

James J. Forese, Chairman

Ellen T. Ruff

Manuel N. Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of our fiscal 2013 financial statements and the fees billed in fiscal 2013 for the other services listed below. KPMG did not render any services for us in fiscal 2012. Under 2012 are the fees billed by PwC for professional services rendered for the audit of our fiscal 2012 financial statements and the fees billed in fiscal 2012 for the other services listed below/

	2013 KPMG	2012 PwC
Audit Fees	$1,150,000	$1,364,024
Audit-Related Fees	—	—
Tax Fees	—	19,705
All Other Fees	—	5,715

Total	$1,150,000	$1,389,444

Not included in fees for 2013 were $460,715 fees paid to PwC.

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, and audits of statutory financial statements for certain international subsidiaries. The 2012 audit fees for PwC are $225,000 more than set forth in the 2012 proxy statement due to additional 2012 audit fees charged by PwC subsequent to our 2012 annual shareholders meeting.

Tax Fees. Tax fees consisted primarily of fees associated with tax compliance work.

All Other Fees. All other fees consist of subscription fees for technical publications.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the year. For 2012, the Audit Committee authorized the engagement of PwC on certain tax matters, provided that PwC reported to the Audit Committee Chairman any such work. All of the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG or PwC did not impact KPMG’s or PwC’s independence in the conduct of its auditing function.

ITEM 3.	APPROVAL OF THE MISTRAS GROUP 2009 LONG-TERM INCENTIVE PLAN

Overview

Prior to our initial public offering in October 2009, our Board and shareholders adopted and approved the 2009 Long-Term Incentive Plan (the “2009 Plan”). The 2009 Plan became effective upon the completion of the IPO and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards, including cash, to officers, including our executive officer, employees and directors of, and consultants and advisers to the Company and its subsidiaries, which totals approximately 4,500 persons. The purpose of the 2009 Plan is to help us attract, motivate and retain talented and qualified individuals to serve in these roles and thereby enhance shareholder value. The 2009 Plan is attached as Exhibit A to this proxy statement.

In general, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) contains an annual $1 million limit on the deductibility of compensation paid to certain executive officers. Because of a special transition rule applicable to private companies that become publicly held, the Section 162(m) deduction limitation was not be applicable to compensation paid pursuant to the 2009 Plan. The transition rule will expire at the conclusion of the 2013 Annual Meeting. We will be able to continue granting awards under the 2009 Plan that are exempt from the Section 162(m) deduction limitation if such awards qualify for the so-called “performance-based exemption compensation” from Section 162(m). In order to qualify for the performance-based compensation exemption, the 2009 Plan must be approved by our public shareholders.

Accordingly, we are requesting shareholders to approve the 2009 Plan at the 2013 Annual Meeting. If shareholders approve the 2009 Plan, then we will continue to be able to grant incentive compensation awards that are not subject to the Section 162(m) deduction limits. If the proposal is not approved, then some or all of the compensation payable to our named executive officers (other than our chief financial officer) pursuant to future incentive awards may be non-deductible by reason of Section 162(m). No modifications or amendments to the 2009 Plan are being proposed or requested.

Reason for Our Request for Approval of the 2009 Plan

We are requesting your approval of the 2009 Plan because the Board and Compensation Committee believe that a well-designed incentive compensation plan is a key factor in our ability to attract, motivate and retain high quality executive and managerial talent. Such individuals are vital to enhancing shareholder value and having effective incentive compensation programs maintains our ability to compete with other business for this talent.

Our 2009 Plan allows us to grant equity and cash-based awards that are tied to the performance of our business. Some of the key elements are discussed in depth in the Compensation Discussion and Analysis section of this proxy statement, and include:

•	Pre-established goals and objectives for each performance period

•	Objective measures tied to the results of our business

•	Oversight by our Compensation Committee

We also believe that we should take reasonable and necessary step to enable us to pay compensation that is fully deductible, meaning it is not subject to the limitations of Section 162(m). One of the steps we need to take to ensure this deductibility is to obtain shareholder approval of the 2009 Plan. In order for the 2009 Plan to meet the requirements for deductibility, Section 162(m), requires generally that:

•	The compensation be paid pursuant to pre-established, objective performance goals;

•	The performance goals are established in advance by the Compensation Committee based upon performance criteria contained in the plan

•	The extent to which such goals have been satisfied be determined by the Compensation Committee after the end of the applicable performance period; and

•	The materials terms of the plan be approved by our shareholders, which includes:

– the eligible participants;

– the number of shares issuable under the plan;

– the individual award limits; and

– the performance criteria upon which performance goals may be established.

Description of the 2009 Plan

Eligible Participants

Any director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries is eligible to participate in and receive awards under the 2009 Plan, which is approximately 4,500 individuals. This includes all of our named executive officers listed in the Summary Compensation Table in the “Executive Compensation” on page 32.

Share and Other Limits

We have reserved up to 2,286,318 shares of our common stock for issuance under the 2009 Plan. Unissued shares covered by awards that terminate, shares that are forfeited, and shares withheld or surrendered for the payment of the exercise price or withholding obligations associated with an award will remain available for issuance under the 2009 Plan. The number of shares issuable under the 2009 Plan is subject to adjustment in the event of certain capital changes affecting outstanding shares of our common stock, such as the payment of a stock dividend, a spin-off or other form of recapitalization. As of August 31, 2013, we had 1,227,917 shares available for issuance under the 2009 Plan.

No more than 1,143,159 shares may be issued pursuant to awards granted in a single calendar year to any individual participant.

No participant may earn a cash incentive award for any calendar year in excess of an amount equal to the lesser of (a) $5,000,000, or (b) four times the participant’s annual salary for such calendar year.

Objective Performance Goals

The 2009 Plan provides that awards may be granted that are designed to meet the performance-based exception from the tax deductibility limitation imposed by Section 162(m), as set forth in Section 162(m)(4)(C). The measures that may be used to determine the degree of payout and/or vesting with respect to awards that are designed to qualify for the performance-based exception shall be chosen from among the following, in a manner that is consistent with the requirements of Section 1.162-27(e)(2) of the Treasury Regulations (relating to the performance goal requirement of Section 162(m):

•	income measures (including gross profit, operating income, earnings before or after taxes, or earnings per share);

•	return measures (including return on assets, investment, equity, or sales);

•	cash flow return on investments, which equals net cash flows divided by owners equity;

•	earnings per common share;

•	gross revenues;

•	debt measures (including debt multiples);

•	marked value added;

•	economic value added; and

•	share price (including growth measures and total shareholder return).

The “Compensation Discussion and Analysis” section of this proxy statement discusses the objective performance criteria used by the Compensation Committee for performance-based awards and how the Compensation Committee uses the criteria and results to determine awards.

Plan Administration

The 2009 Plan is administered by the Compensation Committee of the Board. Subject to the terms of the 2009 Plan, the Compensation Committee (or its designee) may select the persons who will receive awards, the types of awards to be granted, the purchase price (if any) to be paid for shares covered by the awards, and the vesting, forfeiture and other terms and conditions of the awards. In general, awards granted under the 2009 Plan will not be transferrable. The Compensation Committee has the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that awards that are designed to qualify for the performance-based exception may not be adjusted upward (although the Compensation Committee shall retain the discretion to adjust such awards downward).

Forms of Awards

Awards under the 2009 Plan may be in the form of stock options, restricted stock, restricted stock units and other forms of stock-based incentives, including stock appreciation rights, and other forms of equity-based awards. The following is a description of some of the equity awards that may be granted under the 2009 Plan:

•

Stock options represent the right to purchase shares of our common stock within a specified period of time for a specified price. The purchase price per share must be at least equal to the fair market value per share on the date the option is granted and the re-pricing of options is prohibited without shareholder approval. Stock options may have a maximum term of ten years. The Compensation Committee has the flexibility to grant stock options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code (“Section 422”).

•

Restricted stock awards consist of the issuance of shares of our common stock subject to certain vesting conditions and transfer restrictions that lapse based upon continuing service and/or the attainment of specified performance objectives. The holder of a restricted stock award may be given the right to vote and receive dividends on the shares covered by the award.

•

Restricted stock units, or RSUs, are awards for which the recipient may earn the right to receive shares of our common stock in the future. No shares may be issued pursuant to a RSU award unless, in accordance with its terms, the award is to be settled in the form of shares and all of the conditions of the award for the issuance of such shares have been fully satisfied. The holder of an RSU shall have no rights as a shareholder with respect to shares covered by the RSU until the award vests and the shares are issued.

•

Stock appreciation rights, or SARs, entitle the holder to receive the appreciation in the fair market value of the shares of our common stock covered by the award between the date the award is granted and the date the award is exercised. In general, settlement of a stock appreciation right may be made in the form of cash or shares of our common stock with a value equal to the amount of such appreciation. The 2009 Plan prohibits re-pricing SARs without shareholder approval.

•

Performance units are awards with an initial value established by our Compensation Committee (or that is determined by reference to a valuation formula specified by the committee) at the time of the grant. In its discretion, the Compensation Committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Compensation Committee, in its sole discretion, may pay earned performance units in the form of cash, shares of our common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Compensation Committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The Compensation Committee may, on such terms and conditions as it may determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

The 2009 Plan also authorizes the Compensation Committee to make annual and/or long-term incentive awards pursuant to which a participant may earn the right to receive cash payments conditioned upon the achievement of specified performance objectives established by the Compensation Committee. Any cash incentive awards earned by a participant under the 2009 Plan will be payable in the form of a single sum cash payment at or as soon as practicable after the expiration of the applicable performance period or the satisfaction of the applicable performance vesting conditions, but in no event later than the 15th day of the third month of the year following the calendar year in which such performance period ends or such performance vesting conditions are satisfied.

Change in Control Provisions

In the event of a change in control or sale event as described in the 2009 Plan, outstanding awards under the 2009 Plan may be converted into equivalent awards with respect to shares of an acquiring or successor company (or corporate parent), subject to substantially similar vesting and other terms and conditions. However, if an individual with an award is terminated from his or her service with us other than for cause within two years after a sale event or change in control, the awards will vest in full. In general, if an outstanding award is not so converted, it will become fully vested and will be cashed out or otherwise entitled to participate in the change in control transaction or sale event based upon its then intrinsic value. Unless converted, options and stock appreciation rights with an exercise price that exceeds the fair market value of the shares at the time of the change in control or sale event will be canceled for no consideration.

Termination and Amendments

Unless sooner terminated by the Board, the 2009 Plan shall expire on the tenth anniversary of the date of its adoption. The Board may amend or terminate the 2009 Plan at any time, provided, however, that no such action may adversely affect outstanding awards without the holder’s consent. Amendments to the 2009 Plan will be subject to shareholder approval if and to the extent required in order to comply with applicable legal or stock exchange requirements. The Board has not made or proposed any amendments to the 2009 Plan and has no present intentions to do so.

Certain Federal Income Tax Consequences

The following paragraphs summarize the principal federal income tax consequences generally applicable to U.S. taxpayers who receive awards under the 2009 Plan and to us. The following summary does not purport to be a complete discussion of the federal income tax issues relating to an award under the 2009 Plan and may not be relied upon as tax advice.

Nonstatutory Stock Options. In general, no taxable income is realized by a participant upon the grant of a nonstatutory stock option (i.e., an option that does not qualify as an “incentive stock option” under Section 422). If the option is exercised, the participant will generally realize ordinary income on the exercise date in an amount equal to the excess of the then fair market value of the shares purchased over the exercise price paid for those shares, and we will generally be entitled to a corresponding deduction. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is realized by a participant upon the grant of an “incentive stock option” (within the meaning of Section 422). No taxable income is realized upon the exercise of an incentive stock option, although the then difference between the fair market value of the shares and the exercise price will be taken into account for purposes of the alternative minimum tax. If a participant exercises an incentive stock option, the participant will realize taxable gain equal to the difference between the selling price of the shares and the amount paid (i.e., exercise price) for the shares. If the sale or other disposition occurs more than two years after the grant date and more than one year after the exercise date, the gain will be taxed as long term capital gain. If the sale or other disposition occurs before the end of the two- or one-year holding periods described above, the gain realized will be taxable as ordinary income to the extent such gain is not more than the excess of the fair market value of the shares on the exercise date over the exercise price paid for the shares. Any remaining gain will be capital gain. In general, we will have a deduction equal to the amount of ordinary income (if any) realized by the participant upon the sale or other disposition.

Other Stock Awards. A participant who receives restricted stock under a restricted stock award will generally realize ordinary income equal to the fair market value of the shares at the time the restrictions lapse (i.e., when the shares become vested). A participant may make an “early income election” within 30 days of the receipt of restricted shares, in which case the participant will realize ordinary income on the date the restricted shares are issued in an amount equal to the difference between the fair market value of the shares on that date and the amount, if any, paid for the shares. If the early election is made, no income will be realized by the participant if and when the shares become vested and any gain realized upon a subsequent sale of the shares will be capital gain. In general, we will be entitled to a deduction corresponding in amount and time to the realization of ordinary income by the participant.

In general, a participant who receives a RSUs will generally realize ordinary income as and when the award becomes vested in an amount equal to the then fair market value of the shares issued in settlement of the award, and we will be allowed a corresponding deduction. Other awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. We generally will be entitled to a tax deduction equal to the ordinary income realized as ordinary income by the participant in connection with an award.

Section 162(m) of the Code imposes an annual $1 million limit on the amount of compensation that may be deducted with respect to the chief executive officer and the next three most highly compensated named executive officers other than the chief financial officer. Certain “performance-based” compensation is not taken into account in applying the annual deduction limitation. It is contemplated that, if the shareholders approve the 2009 Plan as proposed, we will be able to make awards under the 2009 Plan that qualify for the performance-based compensation exemption. Nevertheless, that is only one of many factors that would be considered in connection with awards made under the 2009 Plan, and, as it deems appropriate, the Compensation Committee may grant awards which will not qualify for the exemption from the $1 million annual deduction limitation.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE 2009 PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY SHAREHOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE SHAREHOLDER UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Other Information

Future Benefits under the 2009 Plan are not currently determinable. The table on page 33 shows all the grants made to our named executive officers in fiscal 2013 pursuant to the 2009 Plan. The actual equity awards granted in August 2013 related to fiscal 2013 performance to our named executive officers are set forth in the table in the section “Long-Term Incentives” on page 29. The number of RSUs awarded in August 2013 related to fiscal 2013 under the 2009 Plan to all our executive officers as a group was 29,882 and to all other employees who are not executive officers, as a group, was 183,625. The number of RSUs awarded in fiscal 2013 under the 2009 Plan to all our executive officers as a group was 88,192 and to all other employees who are not executive officers, as a group, was 156,550. All non-employee directors as a group were granted 14,821 shares of common stock under the 2009 Plan in fiscal 2013.

Shares Authorized for Issuance under Our Equity Compensation Plans

The following table provides information as of May 31, 2013 concerning the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except exercise price data)
Equity Compensation Plans Approved by Security Holders(1)	2,464	$12.93	1,449
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	2,464	$12.93	1,449

(1)	Includes all the Company’s plans: 1995 Incentive Stock Option and Restricted Stock Plan (“1995 Plan”), 2007 Stock Option Plan (“2007 Plan”) and the 2009 Plan. Since our IPO in October 2009, we ceased awarding any new grants under the 1995 Plan or the 2007 Plan.

Position of the Board

The Board believes that the 2009 Plan is vital to providing our officers and employees with competitive compensation and incentives to enhance shareholder value. The tax deductibility of incentive compensation is a benefit to the Company and will increase our earnings for shareholders by reducing our income tax expense. If shareholders do not approve the 2009 Plan, our Compensation Committee may continue to award incentive compensation in order to attract, motivate and retain the talented officers and managers needed to effectively manage and operate the business. However, some or all of the compensation payable to our named executive officers (other than our chief financial officer) pursuant to such future awards may be non-deductible by reason of Section 162(m), in which case the Company may lose the tax deductibility for any compensation in excess of $1,000,000 in any tax year paid to our chief executive officer and our other named executive officers (except our chief financial officer) listed in the Summary Compensation Table under “Executive Compensation” on page 32.

Vote Required and Recommendation of the Board. The vote on approval of the 2009 Plan will be considered approved if a majority of the shares of common stock present or represented by proxy at the annual meeting vote FOR this item. The Board intends to vote all proxies to approve the 2009 Plan, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board of Directors unanimously recommends that you vote FOR the approval of the 2009 Plan.

ITEM 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking our shareholders to cast an advisory vote on the executive compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” and as described in the “Compensation Discussion and Analysis.”

The Compensation Committee of the Board of Directors recommends, approves and governs all of the compensation policies and actions for all of our named executive officers. The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholders vote on executive compensation is non-binding, the Compensation Committee and the Board values the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be considered approved if a majority of the shares of common stock present or represented by proxy at the annual meeting vote FOR this item. The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board of Directors unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation for our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2013 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2013.

Daniel M. Dickinson, Chairman

Richard H. Glanton

Manuel N. Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to achieve the following key principles:

•	Link incentive compensation to Company performance and increases in shareholder value; and

•	Pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance.

Our Compensation Committee and management continuously review our compensation practices with these key principles in mind.

Overview and Philosophy

Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interests of our executives and shareholders.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual incentive plan, or “AIP”, and a long-term plan. The awards for both plans are based primarily on the Company’s financial performance, with the AIP being a cash program, while the long-term plan awards restricted stock units, or “RSUs,” which vest over four years. The objective of the AIP is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year. The long-term program offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO. The Compensation Committee annually reviews the Chairman and CEO’s performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Dickinson, Glanton and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. The Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the compensation programs and our peer group and to benchmark both executive compensation and the compensation of non-employee directors. Pay Governance has been retained directly by the Compensation Committee and any services rendered for us are as directed by the Compensation Committee.

Components of Executive Compensation for Fiscal 2013

The principal components of our current executive compensation program are base salary, the AIP and the long-term equity incentive awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each individual executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed on an annual basis by the Compensation Committee. The Compensation Committee took into account Pay Governance’s analysis benchmarking our executive officers’ base salary against an industrial peer group and broader database when determining adjustments to executive officers’ salaries.

The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the AIP and the long-term plan, more than 50% of total compensation for all of our named executive officers is performance-based, and almost 75% of our Chairman and CEO’s compensation is performance-based.

The AIP and long-term compensation program for our executive officers are based on our budget and internal plan, as described below. The objective of these plans is to link compensation to our performance, particularly our revenue growth and profitability.

The AIP is a cash bonus program pursuant to which executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus can be earned for that metric.

The long-term compensation plan provides executive officers with the opportunity to earn RSUs based upon our performance against specific metrics. Our performance against these metrics determines the dollar value of the award executive officers will receive, which are paid in RSU’s. The RSU’s executive officers received vest 25% per year on each one-year anniversary date of the issuance of the RSU’s.

Each executive has a target award potential he can earn under each plan expressed as a percentage of his base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon management’s internal plan, or budget, for 2013, as reviewed with the Board at the beginning of the fiscal year. These metrics do not take into account any acquisitions that may be made during the fiscal year, and the results of any acquisitions made during the year were excluded for purposes of determining our performance against the target for each metric.

The following are the target awards for our named executive officer under each program.

		Percentage of Base Salary
Name	Title	AIP	Long-Term
Sotirios J. Vahaviolos	Chairman, President and Chief Executive Officer	85%	200%
Francis T. Joyce	Executive Vice President, Chief Financial Officer and Treasurer	50%	80%
Michael J. Lange	Group Executive Vice President, Services	60%	100%
Dennis Bertolotti	Services President and Chief Operating Officer	50%	80%
Michael C. Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

For fiscal 2013, performance metrics for the AIP were (i) EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related expenses, and other unusual and/or nonrecurring expenses, and accounted for 30% of the award, (ii) revenue, which accounted for 30% of the award and (iii) EBITDAS as a percent of revenue, also known as EBITDAS margin, which accounted for 20% of the award. With respect to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the

Company’s overall performance accounted for 100% for these three metrics under the AIP (which comprise 80% of the award opportunity). For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the EBITDAS, revenue and EBITDAS margin metrics under the AIP were based 62.5% on their specific business unit’s or segment’s performance and 37.5% on the Company’s overall performance. The remaining 20% of the award potential was based upon the individual executive officer’s performance relative to specific individual objectives.

The revenue, EBITDAS and EBITDAS margin metrics were selected for the AIP because these are the primary metrics management and the Board use to evaluate our performance. The EBITDAS margin metric was selected to provide incentives for management to continue growing the business while maintaining an appropriate level of profitability

For the long-term plan, two metrics were used: (a) return on tangible invested capital, or ROTIC, and (b) diluted earnings per share, with each metric accounting for 50% of the total award. Under the long-term plan, the financial metrics for all executive officers were based 100% on the Company’s overall performance. ROTIC is the measurement of the Company’s (a) operating income after income taxes and other adjustments described below for the fiscal year, as a percentage of (b) average tangible invested capital. Tangible invested capital is the sum of the average balance of the Company’s accounts receivable (net of reserves), inventory (net of reserves) and fixed assets (property, plant and equipment, net of accumulated depreciation), with the average balances being the average of the balances at the end of the fiscal year being measured and the end of the prior fiscal year. Operating income was adjusted for acquisition related costs, net, and other adjustments to net income itemized in the Company’s Annual Report. In addition, the impact of acquisitions made during the year were excluded for determining diluted earnings per share, operating income after taxes and tangible invested capital.

For the long-term program, the Compensation Committee selected ROTIC to help incent management to ensure capital is effectively utilized. Diluted earnings per share was selected to provide incentives and rewards for delivering improved EPS performance.

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award. The Compensation Committee determines the individual performance portion of the AIP award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the AIP awards for the other executive officers.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group. In 2013, Pay Governance provided the Compensation Committee with an updated peer group based on the Company’s growth since the peer group was initially developed with the assistance of Pay Governance in 2011. In deciding the companies to include in the peer group, management, the Compensation Committee and Pay Governance focused on companies that are involved in or related to the asset protection industry or industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The peer group consists of the following companies:

Aegion Corporation	Badger Meter Inc.
Barrett Business Services	Cal Dive International
Cicor International Inc.	Corporate Executive Board Company
Furmanite Corp.	GP Strategies
Matrix Service Co.	Team Inc.

The Compensation Committee also retained Pay Governance to perform a benchmarking study of our executive compensation against the peer group. Pay Governance provided the committee with a report comparing our executive compensation against the peer group and against a national executive compensation survey database, focusing on companies of comparable size, which provided a broader sampling of data points for comparison than the proxy data for the companies in the peer group.

The Compensation Committee used the report to assess the competiveness of our compensation programs and the various components and to assist the Compensation Committee in making compensation decisions. The Compensation Committee considered base salaries, target award levels, total cash compensation (base salary and AIP awards), long-term equity compensation, and total compensation in this assessment. Furthermore, the report provided the Compensation Committee and management with information to assist in the continuing development of our executive compensation programs.

2013 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2013 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary treatment, if any, on August 1, after the conclusion of the fiscal year. This enables the Compensation Committee and the Chairman and CEO to make decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers’ salaries for fiscal 2013 are set forth in the Summary Compensation table below.

We increased the base salary of several of our named executive officers by 10% or more in order to make the salaries more competitive, taking into account the information from the Pay Governance benchmarking study. During fiscal 2013, Sotirios Vahaviolos’ base salary was $437,800. Effective August 1, 2013, the Compensation Committee increased Dr. Vahaviolos’ base salary to $485,000, a 10.8% increase. The new salaries for other named executive officers, effective August 1, 2013, are: $304,200 for Michael Lange, a 4% increase; $280,000 for Dennis Bertolotti, a 16.7% increase; and $253,000 for Michael Keefe, a 10% increase. Mr. Francis Joyce’s salary remained the same at $255,000.

Annual Incentive Plan

The Company performed below the target level for revenue, achieving 91.4% of target performance, which resulted in a payout of 57.1% of target award for this metric. The Services division, on which a portion of Messrs. Bertolotti’s and Lange’s AIP awards are based, was also below target for revenue, achieving 97.3% of target for a payout of 86.6% of target award for the revenue metric. However, the Company and the Services division missed the threshold levels for both the EBITDAS and EBITDAS margin metrics. Accordingly, no payouts were earned for the EBITDAS or EBITDAS margin metrics. All the named executive officers received awards based upon the performance of these metrics calculated in accordance with the AIP.

The awards for individual performance for Dr. Vahaviolos and Messrs. Bertolotti, Keefe and Lange were paid at the maximum amount of 40%, or 200% of the target of 20% for individual performance. The Compensation

Committee recognized that, while the metrics were missed and performance was below expectation, the Company and the Services division still had profitable results, with increases in revenue and EBITDAS over fiscal 2012. This was achieved during a period in which many companies in the NDT and asset integrity services industry were suffering declines. The Compensation Committee also considered the fact that even with these higher individual performance awards, the AIP awards were still significantly less that the awards for fiscal 2012, reflective of results being below targets for fiscal 2013. The individual award for Mr. Joyce was at the 20% target level.

The 2013 AIP awards for our named executive officers are set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

The Company performed below target for the ROTIC metric, achieving 91.3% of target, for a payout of 56.4% of the target payout. The Company missed the threshold performance for the diluted earnings per share metric, and therefore no payout was received for this metric. As ROTIC accounted for 50% of the award, the total payouts for each executive officer was 28.2% of target for the long-term incentive.

The value of the long-term awards granted to the named executive officers based upon fiscal 2013 results and the number of RSUs they received are as follows:

	Long-Term RSU Awards
Name	Value ($)	RSUs (#)
Sotirios Vahaviolos	246,700	12,745
Francis Joyce	57,477	2,969
Michael Lange	82,412	4,257
Dennis Bertolotti	54,096	2,795
Michael Keefe	51,842	2,678

These awards were made on August 14, 2013, with the number of RSUs granted being based upon the average of the high and low trading prices on August 12, 13 and 14, 2013, which was $19.36 per share. These RSUs will vest equally over four years, with 25% vesting on each anniversary date of the August 14, 2013 grant.

Overall Compensation for 2013 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal year, and our performance for that fiscal year. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation”, the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. The following table sets forth for fiscal years 2013 and 2012 the compensation decisions related to each of those years. Fiscal 2013 includes the RSUs granted in August 2013 as these awards pertain to and were based upon fiscal 2013 performance. However, the Summary Compensation Table does not include these amounts, as these awards were made after the end of the fiscal year. The RSUs granted in August 2012 are included in fiscal year 2012 in the table below, as those pertained to fiscal 2012 performance. However, the Summary Compensation Table includes these grants in fiscal 2013, as these awards were made in fiscal year 2013. The August 2013 and August 2012 RSU grants are valued at the award amounts determined by the Compensation Committee, which were converted into RSUs using a three day average, as opposed to the value used for stock compensation accounting under FASB ASC Topic 718, as required by the SEC rules for summary compensation table disclosure.

Compensation Related to Fiscal 2013 and 2012

(All amounts in $ except fiscal year)

Name	Fiscal Year	Salary	AIP (1)	Long- term RSUs (2)	All Other	Total
Sotirios Vahaviolos	2013	435,486	212,598	246,700	24,113	918,897
	2012	424,679	331,771	780,632	24,038	1,561,120

Francis Joyce	2013	253,599	47,341	57,477	11,097	369,514
	2012	245,706	104,965	179,576	14,799	545,046

Michael Lange	2013	296,552	109,954	82,412	8,529	497,447
	2012	283,292	204,021	274,054	11,410	772,777

Dennis Bertolotti	2013	243,128	75,182	54,096	12,871	385,277
	2012	231,360	141,744	179,555	11,569	564,228

Michael Keefe	2013	226,204	65,700	51,842	13,218	356,964
	2012	208,889	95,780	159,633	13,230	477,532

(1)	The amounts in this column represent the cash payments under the AIP made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officers during the fiscal year.
(2)	The amounts in this column represent the value earned under the long-term plan for performance in that fiscal year. These amounts are ultimately awarded in RSUs after the end of the fiscal year, and are reported in the summary compensation table as compensation for the year the grant is actually award, which is the following fiscal year. The values differ from the amounts reported in the Summary Compensation Table because the values in that table are based upon the value required for stock compensation pursuant to FASB ASC Topic 718, while the values above are based upon a three day average, as explained previously.

Role of Executive Officers in Setting Compensation

As our founder and Chairman and CEO since inception, Dr. Vahaviolos has traditionally had a role in setting compensation for executive officers. Dr. Vahaviolos has been operating in the NDT and asset protection industry for more than 30 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2013, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as Dr. Vahaviolos’ input and guidance as to compensation treatment for other executive officers is vital for the Compensation Committee.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

Effective September 1, 2009, we entered into an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has a term of four years until

August 31, 2013, and automatically renews for successive one-year periods in the absence of an election by either party to terminate, which is currently the case. The employment agreement is described further under “Vahaviolos Employment Agreement” and the subhead of “Dr. Vahaviolos” under “Potential Payments upon Termination of Employment.” In 2013, we established a severance plan for other the other named Executives Officers, that is further explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.”

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive officers, and directors from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) holding our securities in margin accounts.

Continuing Review of Compensation Practices

We continue to review our compensation practices and programs and expect to make changes going forward. One area we expect to address is modifying our metrics to provide additional incentives for profitability.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the next three most highly compensated executive officers in fiscal 2013. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Stock Awards $(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa- tion ($)(3)	All Other Compensa- tion ($)(4)	Total ($)
Sotirios J. Vahaviolos	2013	435,486	797,022	—	212,598	24,113	1,469,219
Chairman, President and Chief	2012	424,679	789,094	—	331,771	24,038	1,569,582
Executive Officer	2011	376,154	302,400	—	318,750	26,087	1,023,391

Francis T. Joyce	2013	253,599	183,355	—	47,341	11,097	495,392
Executive Vice President, Chief	2012	245,706	181,487	—	104,965	14,799	546,957
Financial Officer and Treasurer	2011	203,481	—	156,475	150,000	6,716	516,672

Michael J. Lange	2013	296,522	279,508	—	109,954	8,529	694,543
Group Executive Vice President,	2012	283,292	277,762	—	204,021	11,410	776,485
Services	2011	272,250	136,080	—	198,000	18,383	624,713

Dennis Bertolotti	2013	243,128	183,334	—	75,182	12,871	514,515
President and Chief Operating	2012	231,360	192,804	—	141,744	11,569	577,477
Officer, Services	2011	222,363	110,880	—	140,140	44,700	518,083

Michael C. Keefe	2013	226,204	162,982	—	65,700	13,218	468,104
Executive Vice President,	2012	208,889	181,056	—	95,780	13,230	498,955
General Counsel and Secretary	2011	199,560	50,400	—	150,000	11,194	411,154

(1)	This column represents the fair market value of RSUs based on the closing price on the grant date.

(2)	Represents grant date fair value of stock options, calculated using the Black-Scholes option valuation model. The valuation assumptions used to determine these amounts are described under “Stock-based compensation” in Note 2 to our audited financial statements for the year ended May 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on August 14, 2013.

(3)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officers during the fiscal year.

(4)	All Other Compensation in 2013 included the following: $14,158 of vehicle usage and $8,662 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $5,400 of vehicle allowance and $4,663 of matching contributions under our 401(k) plan for Mr. Joyce; $3,744 of vehicle usage and $3,544 of matching contributions under our 401(k) plan for Mr. Lange; $6,865 of vehicle usage and $4,862 of matching contributions under our 401(k) plan for Mr. Bertolotti; and $5,400 of vehicle allowance and $6,786 of matching contributions under our 401(k) plan for Mr. Keefe.

Note about the Summary Compensation Table: The SEC disclosure rules require that the Summary Compensation Table include in each year the aggregate fair value, as of the grant date, of all stock, option or other equity awards granted during that year. In August 2013, subsequent to our May 31, 2013 fiscal year end, we granted RSUs to our named executive officers as part of their 2013 compensation. These grants were based upon our performance in 2013 against financial performance metrics and the performance of the individual named executive officers during 2013. As a result of the grants being made after the end of fiscal 2013, these

RSUs do not appear in the table, but will appear in the table next year as 2014 awards. Similarly, in August 2012, after the end of our 2012 fiscal year, we granted RSUs to our named executives as part of their 2012 compensation. As a result of the grants being made during fiscal 2013, these RSUs do not appear in the table as 2012 awards, but appear in the table as 2013 awards and are part of the total compensation for 2013. Accordingly, the Summary Compensation Table does not fully align certain equity awards with the fiscal years for which equity awards relate. See the Compensation Discussion and Analysis for a discussion about executive compensation decisions for 2013.

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information regarding grants of plan-based awards to our named executive officers in fiscal 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (3)
Sotirios J. Vahaviolos.	8/15/2012				37,244	797,022
	(1)	186,065	372,130	744,260
	(2)	437,800	875,600	1,751,200

Francis T. Joyce	8/15/2012				8,568	183,355
	(1)	63,750	127,500	255,000
	(2)	102,000	204,000	408,000

Michael J. Lange	8/15/2012				13,075	279,805
	(1)	87,750	175,500	351,000
	(2)	146,250	292,500	585,000

Dennis Bertolotti	8/15/2012				8,567	183,334
	(1)	60,000	120,000	240,000
	(2)	96,000	192,000	384,000

Michael C. Keefe.	8/15/2012				7,616	162,982
	(1)	57,500	115,000	230,000
	(2)	92,000	184,000	368,000

(1) Amounts are potential payouts under the Company’s annual incentive plan for executive officers for fiscal 2013, which are based on Company performance goals. The threshold assumes minimum performance and minimal awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum awards for individual performance, which pays out at 200% of target award level. The actual awards for fiscal 2013 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2013.

(2) Amounts are potential payouts under the Company’s long-term plan for executive officers for fiscal 2013, which are based on Company and individual performance goals. The threshold assumes minimum performance and individual award, which pays at 50% of target award; maximum assumes corporate performance at or above the levels needed for maximum payout and maximum awards for individual performance, which pays out at 200% of target award level. The plan resulted in the award of RSUs which were awarded August 14, 2013, after the end of fiscal 2013. The awards are established in dollar values, and the amount of RSUs granted were based on the dollar value of the award, using the average of the high and low trading prices of our common stock on August 12, 13 and 14, 2013, the first three days of the trading period pursuant to our insider trading policy after the release of our fiscal 2013 results. This formula for determining the price used to calculate the number of RSUs granted was part of the approval of the awards by the Compensation Committee. Because the awards are based upon dollar values, not share or unit numbers, these awards are included under non-equity awards. However, as disclosed in the note to the Summary Compensation Table, because these awards are paid in equity grants, these are not included in the Summary Compensation Table as the grants were made after the end of fiscal 2013 but instead will be included in the Summary Compensation Table for 2014 as 2014 stock awards. The actual awards granted to our named executive officers are disclosed in the “Compensation Discussion and Analysis” – “2013 Compensation” – “Long-Term Incentives.”

(3) The amount in this column represents the aggregate grant date fair value under FASB ASC 718, based upon the closing price of our common stock on the August 15, 2012 grant date. However, these grants were made based upon a dollar value each named executive officer earned based upon the Company’s performance and accomplishment of individual goals in fiscal 2012. The awards were then made in fiscal 2013 (August 2012), using the dollar value of the award and granting each named executive officer RSUs based upon the average of the high and low trading prices during the three day period of August 13, 14 and 15, 2012, the first three days of the trading period pursuant to our insider trading policy after the release of our fiscal 2012 results. This formula for determining the price used to calculate the number of RSUs granted was part of the approval of the awards by the Compensation Committee. The dollar value earned under the Company’s compensation plan for each named executive officer was as follows: Dr. Vahaviolos – $780,632; Mr. Joyce – $179,576; Mr. Lange – $274,054; Mr. Bertolotti – $179,555; and Mr. Keefe – $159,633. The average stock price used for determining the number of RSUs, based upon the average trading price as describe above, was $20.96, while the closing price on the grant date was $21.40.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2013:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market Value of shares or units of stock that have not vested ($)
Sotirios J. Vahaviolos	1,462,500	487,500	13.46	9/01/2019	82,470	1,763,209
Francis T. Joyce	17,500	17,500	10.03	7/13/2020	15,520	331,818
Michael J. Lange	139,358	—	13.46	7/21/2019	30,465	651,342
Dennis Bertolotti	26,000	—	10.00	4/09/2019	21,452	458,644
Michael C. Keefe	3,645	5,105	14.67	12/28/2019	17,051	364,550

(1)	The options vest in four equal annual installments commencing on the first anniversary of the date of the award, except for the options granted to Mr. Keefe, which vest as to 25% of the shares on the first anniversary date of the award and the remaining 75% vest ratably over the following 36 months, until fully vested on the fourth anniversary date of the award.

(2)	The RSUs vest in four equal annual installments commencing on the first anniversary of the date of the award.

Option Exercises and Stock Vesting in Fiscal 2013

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sotirios J. Vahaviolos	—	—	17,575	380,380
Francis T. Joyce	—	—	2,317	49,583
Michael J. Lange	—	—	6,922	150,105
Dennis Bertolotti	—	—	5,212	113,104
Michael C. Keefe	6,563	46,204	3,564	76,982

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

In fiscal 2013, our Compensation Committee approved a Severance Plan that covers all of our executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. This severance plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

All of our named executive officers will receive the benefits of the severance plan, with the exception of Dr. Vahaviolos, who has an employment agreement with us which controls his severance.

The following summarizes the payments and benefits that would be owed by us to the named executives upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2013.

Dr. Vahaviolos

Event	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$437,800	$372,130	$5,624,209	$58,730	$6,492,869

Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$875,600	$744,260	$5,624,209	$58,730	$7,302,799

Disability or death	$218,900		$5,624,209	$19,942	$5,863,051

(1)	Dr. Vahaviolos is also entitled to one year (two years in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason.

(2)	Dr. Vahaviolos’ unvested stock options and restricted stock units vest upon the termination of his employment for any of the events listed above. The closing price of our common stock on May 31, 2013 was $21.38 per share, and Dr. Vahaviolos had 487,500 unvested options with an exercise price of $13.46 per share and 82,470 restricted stock units as of May 31, 2013.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50 miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan, if an executive officer’s employment is terminated, the executive officer would receive the following:

•

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 month base salary plus a pro rata portion of the annual cash bonus for the year in employment is terminated.

•

If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months base salary plus 1-1/2 years of annual cash bonus at the executive officers’ target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all equity awards will continue to vest, and with respect to any outstanding performance-based awards for which a measuring period ends before the end of the severance period, the amount of any awards payable or vesting will be determined at the end of the applicable performance period as if the executive officer’s employment had continued. Any vested stock options shall expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive which were not paid out or fully vested in connection with the change in control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of fiscal 2013 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination without cause or for good reason are substantially the same as described above under Dr. Vahaviolos’ employment agreement.

Circumstance of Termination	Salary	Incentive Bonus	Unvested Equity Awards	Healthcare and Other Benefits	Total
No Change in Control

Francis Joyce	$255,000		$194,646	$36	$449,682
Michael Lange	$292,500		$217,862	$9,966	$520,328
Dennis Bertolotti	$240,000		$157,229	$15,021	$412,249
Michael Keefe	$230,000		$155,118	$15,074	$396,191

Change in Control

Francis Joyce	$382,500	$191,250	$530,443	$36	$1,104,229
Michael Lange	$438,750	$263,250	$651,342	$9,966	$1,363,308
Dennis Bertolotti	$360,000	$180,000	$458,644	$15,021	$1,013,644
Michael Keefe	$345,000	$172,500	$398,805	$15,074	$931,378

Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive Chairman of the Board and Chief Executive Officer. The agreement had an initial term of four years, until August 31, 2013, and is automatically renews for successive one-year periods (which is currently the case) in the absence of an election by either party to terminate. The employment agreement provides for an initial annual base salary of $345,000, subject to annual review by the Compensation Committee. Dr. Vahaviolos is entitled to annual short-term incentive opportunities targeted at 75% of his annual base salary. Under his employment agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock with an exercise price equal to $13.46 per share pursuant to our 2007 Stock Option Plan. The options are subject to a four-year vesting schedule, with 25% of the options vesting upon each of the first, second, third and fourth anniversary of the award.

Under his employment agreement, Dr. Vahaviolos is entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under “Potential Payments upon Termination of Employment” above. If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits to which he is entitled under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2014 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 16, 2014, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 16, 2014 in our proxy materials for the 2014 annual meeting.

A shareholder may also nominate directors or have other business brought before the 2014 annual meeting by submitting the nomination or proposal to us on or after June 17, 2014, and on or before July 17, 2014, in accordance with Section 2.14 of our bylaws. If, however, our 2014 annual shareholders meeting is held before September 15, 2014 or after December 15, 2014, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

EXHIBIT A

MISTRAS GROUP

2009 LONG-TERM INCENTIVE PLAN

ARTICLE 1

GENERAL

1.1 Purpose. The purpose of the Plan is to provide a flexible vehicle for offering equity-based and other incentive opportunities designed to attract, motivate and retain eligible employees, directors and other eligible persons who contribute to the success of the Company and its Subsidiaries and thereby enhance shareholder value.

1.2 Eligibility. Awards may be granted under the plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its Subsidiaries.

1.3 Duration of Plan. The Plan shall be effective upon the date of its adoption by the Board, subject to shareholder approval. Unless terminated sooner, the Plan will terminate upon the tenth anniversary of the date of its adoption by the Board. Any Awards outstanding when the Plan terminates will remain outstanding in accordance with their terms. No new Awards may be made after the termination of the Plan.

ARTICLE 2

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below.

2.1 “Award” means a Company stock option or stock appreciation right (SAR) granted under Article 5, a restricted stock or restricted stock unit (RSU) granted under Article 6, a performance unit award granted under Article 7, any other stock based award granted under Section 8.1, and any performance based cash incentive award granted under Section 8.2.

2.2 “Beneficiary” means a person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Awards under the Plan, subject to the provisions hereof and of the applicable Award agreement, upon the Participant’s death. A Participant may designate a Beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each Beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior Beneficiary designation. If a Participant does not designate a Beneficiary or if no designated Beneficiary survives the Participant, then the Participant’s Beneficiary will be deemed to be his or her estate.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Company” means Mistras Group, Inc., a Delaware corporation, and any successor thereto.

2.7 “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.8 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.9 “Plan” means the Mistras Group, Inc. 2009 Long Term Incentive Plan, as it is set forth herein and as it may be amended from time to time.

2.10 “Share” means a share of common stock of the Company.

2.11 “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E).

ARTICLE 3

ADMINISTRATION

3.1 General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee.

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, may select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

3.3 Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Without limiting the foregoing, the Committee may delegate to the Chief Executive Officer of the Company annual discretion to grant Awards to Employees for up to 228,632 Shares, and may delegate administrative duties to such person or persons as it deems appropriate. The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying the satisfaction of performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception.

3.4 Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan shall be final, conclusive, and binding on all persons.

3.5 Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4

SHARES SUBJECT TO THE PLAN; INDIVIDUAL AWARD LIMITS

4.1 Number of Shares Issuable under the Plan. The Company may issue an aggregate of 2,286,318 Shares under the Plan, exclusive of Shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash, Shares forfeited or repurchased under the Plan, and Shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

4.2 Individual Award Limitations. No more than 1,143,159 Shares may be issued pursuant to Awards granted in a single calendar year to any individual Participant.

ARTICLE 5

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

5.1 Grant of Company Stock Options. Company stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Company stock option will be deemed NOT to be an “incentive stock option” (within the meaning of Section 422 of the Code) unless and except to the extent it is specifically designated by the Committee as an “incentive stock option” at the time the option is granted. In accordance with Section 422(d) of the Code, an option that is otherwise intended to be an “incentive stock option” will be treated as an option that is not an “incentive stock option” to the extent that the aggregate fair market value of the Shares with respect to which options (under this Plan or under any other incentive stock option plan of the Company or any Subsidiary) are exercisable for the first time in any calendar year exceeds $100,000. If a Company stock option is designated as an “incentive stock option” and if part or all of the option does not qualify as an “incentive stock option,” then the option, or the portion of the option that does not so qualify, as the case may be, will nevertheless remain outstanding as if such designation had not been made.

5.2 Option Exercise Price; Fair Market Value. The purchase price per Share under each Company stock option may not be less than the fair market value per Share on the date the Option is granted. For the purposes of the Plan, the fair market value per Share on any relevant date shall be determined as follows: (a) if the Shares are not admitted to trading on a national securities exchange on such date, the value determined by the Committee acting in its discretion in accordance with the requirements of applicable tax law, or (b) if the Shares are admitted to trading on a national securities exchange on such date, (1) the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe. Notwithstanding the foregoing, the fair market value per Share on the date of the initial public offering of Shares shall be deemed to be the initial public offering price per Share.

5.3 Grant of Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of a Company stock option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if a Participant’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares having a fair market value equal to the product of X and Y, where:

X =	the number of whole Shares as to which the SAR is being exercised, and

Y =	the excess of (i) the fair market value per Share on the date of exercise over (ii) the fair market value per Share on the date the SAR is granted (or such greater base value as the Committee may prescribe at the time the SAR is granted).

5.4 Re-Pricing Prohibited. Company stock options and SARs granted under the Plan may not be re-priced in the absence of shareholder approval. In no event may an option or SAR be re-priced if such re-pricing would cause the option or SAR to become covered by Section 409A of the Code.

5.5 Duration of Company Stock Options and SARs. The Committee may establish such exercise, forfeiture and other conditions applicable to a Company stock option or SAR following the termination of a Participant’s employment or other service with the Company and its Subsidiaries as the Committee deems appropriate on a grant-by-grant basis. Unless sooner terminated in accordance with its terms, a Company stock option or SAR granted under the Plan will automatically expire on the tenth anniversary of the date the option or SAR is granted.

5.6 Exercise of Company Stock Options. A Company stock option that is exercisable may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of whole Shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes, if any, that are payable in connection with the exercise (unless and except to the extent that other arrangements satisfactory to the Company have been made for the satisfaction of such withholding taxes). The exercise price may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned Shares and/or withholding Shares otherwise issuable in respect of such exercise, (b) by a combination of a cash payment and delivery of previously-owned Shares and/or withholding of Shares pursuant to (a) above, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with the Federal Reserve Board’s Regulation T and other applicable law. Any Shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price (and/or related tax withholding obligation) is satisfied.

5.7 Exercise of SARs. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised and specifying the number of Shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The Committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional Shares will be issued in connection with the exercise of an SAR.

5.8 Non-Transferability. Except as otherwise provided herein or permitted by the Committee, acting in its discretion, no Company stock option or SAR shall be assignable or transferable except upon the Participant’s death to his or her Beneficiary, and, during a Participant’s lifetime, a Company stock option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative.

5.9 Rights as a Shareholder. The person shall not have the rights of a shareholder with respect to any Shares covered by a Company stock option or SAR unless and until the option or SAR, as the case may be, has been duly and validly exercised and such Shares have been issued to such person (either in certificated or book entry form).

ARTICLE 6

RESTRICTED STOCK; RSU AWARDS

6.1 Grant of Restricted Shares and RSUs. Subject to the Plan, the Committee may grant restricted stock awards pursuant to which the Shares covered by the Awards will be issued in the name of the recipients at the time the Awards are made, and RSU awards pursuant to which the recipients may earn the right to receive Shares in the future. Shares covered by a restricted stock award and the right to receive Shares under an RSU award will be subject to such forfeiture conditions, transfer restrictions, other restrictions and/or conditions, if any, as the Committee may impose, which conditions and restrictions may lapse separately or concomitantly, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may prescribe at the date of grant or, if the holder’s rights are not adversely affected, thereafter.

6.2 Minimum Purchase Price for Shares. Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for Shares issued pursuant to a restricted stock award or an RSU award must be at least equal to the par value of the Shares.

6.3 Restricted Shares. Shares issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the restricted Shares. The Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to the restricted Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Except to the extent restricted under the terms of the Plan or any applicable Award agreement, a Participant who holds restricted Shares shall have all of the rights of a shareholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to any mandatory reinvestment, forfeiture condition or other requirements as the Committee may prescribe).

6.4 Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award (a) unless, in accordance with its terms, the Award will be settled in the form of Shares, and (b) until all of the conditions of the Award for the issuance of such Shares have been fully satisfied. The holder of an RSU Award shall have no rights as a shareholder with respect to Shares covered by the Award unless and until the Award vests and the Shares are issued; provided, however, that the Committee may provide that such holder will receive dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the Award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

6.5 Non-Transferability. Except as otherwise contemplated with respect to deceased Participants or as otherwise permitted by the Committee, acting in its discretion, no restricted stock Award, RSU Award or restricted Shares outstanding pursuant to a restricted stock Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the Award or the restricted Shares, as the case may be.

6.6 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award agreement or otherwise subsequently determined by the Committee, unvested restricted stock awards and deferred stock awards and restricted Shares will be forfeited and canceled upon a Participant’s termination of employment or other service with the Company and its Subsidiaries. If restricted Shares are forfeited, any certificate representing such shares or book entry for such Shares will be canceled on the books and records of the Company, subject, in the case of restricted Shares, to any right the holder may have pursuant to the terms of the Award to receive from the Company an amount equal to any cash purchase price previously paid for such Shares.

6.7 Special Tax Rules for Settlement of Deferred Stock Awards. Each deferred stock award may provide that settlement of the Award, in the form of Shares or cash, will occur on any date from the date the Award becomes vested until the 15th day of the third month following the calendar year in which the Award becomes vested, or at such other time and in such other manner as to avoid being covered by Section 409A of the Code. Alternatively, the Award may that, if the Award becomes vested, settlement will be deferred until at a later date or the occurrence of a subsequent event, provided that the deferral election(s) and designated settlement date(s) or event(s) applicable to the Award, as well as the Award agreement itself, satisfy the election, distribution timing and documentation requirements of Section 409A of the Code.

6.8 Issuance of Vested Shares. The holder of a restricted stock award and, to the extent settled in the form of Shares, the holder of a deferred stock award that becomes vested and payable will be entitled to receive Shares (in certificated or book entry form) free and clear of conditions and restrictions (except as may be imposed in accordance with the terms of the Award or in order to comply with applicable law), subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested Shares covered by a deferred stock award may be deferred if and to the extent permitted by Section 6.7 (relating to compliance with Section 409A of the Code) and the terms of the applicable Award.

ARTICLE 7

PERFORMANCE UNIT AWARDS

7.1 Grant of Performance Units. Subject to the Plan, the Committee may grant performance unit awards, with each performance unit representing the right to receive a cash payment equal to the fair market value (determined by the Committee in accordance with Section 5.2) of one Share, subject to such performance-based vesting and other terms and conditions as the Committee may prescribe.

7.2 Settlement of Performance Units. Unless the Committee determines otherwise at the time a performance unit award is granted, settlement of the performance units covered by the Award shall be made in a single lump sum cash payment as soon as practicable after the close of the applicable performance period or the satisfaction of the applicable performance goal(s), but in no event later than the 15th day of the third month of the calendar year following the calendar year in which the performance units become vested. Any different settlement method or settlement date must satisfy the distribution timing and form of payment requirements of Section 409A of the Code.

7.3 Rights as a Shareholder. No person will have any rights as a shareholder with respect to Shares covered by a performance unit award unless and until the Award becomes vested and the Shares are issued to such person. At the discretion of the Committee, the holder of a performance unit award may be entitled to receive dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the Award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

ARTICLE 8

OTHER AWARDS

8.1 Other Stock-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares or factors that may influence the value of the Shares, as the Committee may deems appropriate, including, without limitation, stock bonuses, dividend equivalents (either alone or in conjunction with other Awards), convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. All such other stock based Awards will be made upon such terms and conditions as the Committee may prescribe. In addition, cash incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated and settled in cash, may be granted under this Section, which Awards may be earned at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the committee may determine at the date of grant or thereafter.

8.2 Cash Incentive Awards. The Committee may make annual and/or long-term incentive Awards under the Plan pursuant to which a Participant may earn the right to receive a cash payment conditioned upon the achievement of specified performance objectives established by the Committee and communicated to the Participant within 90 days after the beginning of the applicable performance period or before 25% of the applicable performance period has elapsed. No Participant may earn a cash incentive Award under this Section 8.2 for any calendar year in excess of an amount equal to the lesser of (a) $5,000,000, or (b) four

(4) times the Participant’s annual salary for such calendar year. Any cash incentive Awards earned by a Participant under the Plan will be payable in the form of a single sum cash payment at or as soon as practicable after the expiration of the applicable performance period or the satisfaction of the applicable performance vesting conditions, but in no event later than the 15th day of the third month of the year following the calendar year in which such performance period ends or such performance vesting conditions are satisfied. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such cash incentive Award if (and only if) the terms and conditions applicable to such deferred or installment payout comply with the distribution election and distribution timing requirements of Section 409A of the Code.

ARTICLE 9

AWARD AGREEMENTS

9.1 General. Each Award made under the Plan shall be evidenced by an agreement entered into by the Company and the Participant or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to the Award, which may be in hard copy, electronic or such other form as the Company may permit.

9.2 Restrictions on Transfer. Subject to the provisions of the Plan, each Award agreement shall set forth such restrictions on the transferability of the Award and on the transferability of Shares acquired pursuant to the Award as the Committee may prescribe, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or then traded, and under any blue sky or state securities laws applicable to such Shares.

9.3 Uniformity Not Required. The provisions of the Award agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

ARTICLE 10

PERFORMANCE MEASURES

10.1 Performance Criteria. Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article, the measures that may be used to determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception shall be chosen from among the following, in a manner that is consistent with the requirements of Section 1.162-27(e)(2) of the Treasury Regulations (relating to the performance goal requirement of Section 162(m) of the Code):

(a) Income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share);

(b) Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c) Cash flow return on investments, which equals net cash flows divided by owners equity;

(d) Earnings per common share;

(e) Gross revenues;

(f) Debt measures (including, without limitation, debt multiples);

(g) Marked value added;

(h) Economic value added; and

(i) Share price (including, but not limited to, growth measures and total shareholder return).

10.2 Permitted Discretion. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).

10.3 Certification. In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no amount shall be payable pursuant to the Award unless and until the Committee certifies in writing that the performance measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

ARTICLE 11

CAPITAL CHANGES; SALE EVENTS

11.1 Adjustments in Authorized Shares. In the event of a stock split, reverse stock split, split-up, spin-off, stock dividend, recapitalization, consolidation of shares or similar capital change, the Committee shall make such adjustments to the number and class of shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or purchase or base price of Shares subject to outstanding Awards, as the Committee, in its discretion, deems appropriate and equitable in order to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants or to otherwise comport with the intent and purposes of the Plan; provided that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event, as the Committee, in its discretion, deems appropriate and equitable. Any determination or adjustment made by the Committee under this Section shall be binding and conclusive on all persons.

11.2 Effect of Sale Event. If a “Sale Event” (within the meaning of Section 11.5) occurs, then, except as otherwise specifically provided by the applicable Award agreement (or any other applicable agreement approved by the Committee and made by the Company or a Subsidiary with the Participant to whom an Award was granted) each Award outstanding under the Plan immediately prior to the Sale Event will be either assumed and continued in accordance with Section 11.3 or terminated in accordance with Section 11.4.

11.3 Adjustment and Continuation of Award. Subject to Section 11.3, if a “Sale Event” occurs, the parties to the Sale Event may agree that any Company stock option, SAR, restricted stock deferred stock or other Award outstanding under the Plan immediately prior to the Sale Event shall, at the effective time of the Sale Event, be assumed and continued on substantially the same vesting and other terms and conditions as a like Award with respect to shares of common stock of the successor or acquiring company (or a parent company). If a Company stock option or SAR is assumed, the number of shares and exercise or base price per share covered by the assumed Award will be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. If a restricted stock, deferred stock or other Award is assumed, the number of shares covered by the assumed Award will be a whole number that reflects the exchange ratio or value of the transaction consideration applicable with respect to holders of Shares in connection with the Sale Event. Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) for reasons other than “cause” within two years after the Sale Event, any then outstanding assumed Awards held by such terminated Participant shall immediately become fully vested and exercisable or payable, as the case may be. For this purpose, the term “cause” means (a) a willful failure to substantially perform the duties and responsibilities of a Participant’s employment or other service (for reasons other than physical or mental illness) after reasonable notice thereof to the Participant; (b) a Participant’s misconduct that causes or is reasonably likely to cause material harm to the business or reputation of the Company or any successor or acquiring company (or any of their respective affiliates) or that prevents or materially interferes with ability of the Participant to carry out the carry out the duties and responsibilities of the Participant’s employment or other service; (c) a Participant’s conviction of, or entering into a plea of nolo contendere to, a felony; or (d) the material breach by a Participant of any material written restrictive covenant or agreement made by the Participant with the Company or any successor or acquiring company (or any of their respective affiliates).

11.4 Termination of Award. Subject to Section 11.2, any Award outstanding under the Plan immediately prior to a Sale Event that is not assumed pursuant to the preceding section will be terminated at the effective time of the Sale Event. If the terminated Award is a restricted stock Award, then the restricted Shares covered by the Award immediately prior to the effective time of the Sale Event will become fully vested and will participate in the Sale Event on the same basis as other outstanding Shares. If the terminated Award is in a form other than a restricted stock Award, then the holder of the terminated Award will be entitled to receive at the effective time of the Sale Event a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Award over the aggregate exercise or base price (in the case of a Company stock option or SAR) or other purchase price or threshold value (if any, in the case of any other form of Award) for or with respect to such Shares, in each case as if the Award had been fully vested immediately prior to the Sale Event. No consideration will be payable in respect of the termination of a Company stock option or SAR with an exercise or base price per Share that is not more than the transaction value per Share. The amount payable with respect to the termination of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Sale Event agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company).

11.5 Definition of Sale Event. For the purposes of the Plan, a “Sale Event” will be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, Mr. Sotirios Vahaviolos, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (b) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; or (b) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or (c) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (b) above).

11.6 Non-employee Director Awards. With respect to Awards granted to a non-employee director that are assumed or substituted for in connection with a Sale Event, if on the date of or following such assumption or substitution the Participant’s status as a director or a director of the successor corporation, as applicable, is terminated for any reason, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and RSUs will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

11.7 No Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

11.8 Determination of Board to be Final. All adjustments under this Article shall be made by the Board as constituted immediately prior to the Change in Control, and its determination as to what adjustments shall be made, and the extent thereof, shall be binding and conclusive.

11.9 Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, settlement will be delayed, to the extent necessary to comply with the provisions of Code Section 409A.

ARTICLE 12

AMENDMENT AND TERMINATION

12.1 Amendment and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that, unless the Committee specifically provides otherwise, any revision or amendment that would increase the number of Shares issuable under the Plan (other than an increase made in accordance with Section 11.1) or that would otherwise cause the Plan to fail to comply with any requirement of applicable law, regulation, listing requirement or rule if such amendment were not approved by the shareholders of the Company, shall not be effective unless and until shareholder approval is obtained.

12.2 Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant without the consent of the Participant.

ARTICLE 13

TAX WITHHOLDING

13.1 Tax Withholding. The Company’s obligation to make payments or issue unrestricted Shares in connection with any Award shall be subject to and conditioned upon the satisfaction by the holder of applicable tax withholding obligations. The Company and its Subsidiaries may require a Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under the Plan).

13.2 Withholding of Shares. The Committee, acting in its discretion, may allow a Participant to elect to satisfy such withholding tax obligation in whole or in part by having the Company withhold Shares that would otherwise be issued (or by returning Shares that have been issued) to the Participant with an aggregate fair market value (as of the date the withholding is effected) that is not greater than the minimum amount of such statutory tax withholding obligation.

ARTICLE 14

MISCELLANEOUS

14.1 Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.2 Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

14.5 Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

14.6 Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

14.7 Section 409A Compliance. Notwithstanding any other provisions of the Plan or any Award agreement, no Award shall be granted, deferred, accelerated, extended, settled or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. If the Committee reasonably determines that, as a result of Section 409A of the Code, the exercise or settlement of an Award may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the imposition of additional tax under Section 409A of the Code, the Committee may take such actions as it determines are necessary or appropriate in order to comply with, or exempt the Award from coverage by Section 409A of the Code, which action may include, without limitation, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of employment or other service with the Company and its Subsidiaries (or the Participant’s earlier death). Neither the Company, the Committee nor any employee, director or representative of the Company or of any of its affiliates shall have any liability to any Participants with respect to this section.

14.8 Governing Law. The Plan and all Award agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle ( 1/4 of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately  1/2 mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

VOTE BY INTERNET - www.proxyvote.com
MISTRAS GROUP, INC. 195 CLARKSVILLE ROAD PRINCETON JUNCTION, NJ 08550

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, October 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, October 14, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Daniel M. Dickinson 02 James J. Forese		03 Richard H. Glanton 04 Michael J. Lange 05 Ellen T. Ruff
06	Manuel N. Stamatakis 07 Sotirios J. Vahaviolos
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2014.						☐	☐	☐
3.	Approval of the Mistras Group 2009 Long-Term Incentive Plan.						☐	☐	☐
4.	Approval of an advisory vote on the compensation of our named executive officers.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement, and the Annual Report is/are available at www.proxyvote.com.

MISTRAS GROUP, INC.
Annual Meeting of Shareholders October 15, 2013 5:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Sotirios Vahaviolos and Michael Keefe and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 15, 2013, at 195 Clarksville Road Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side